Exhibit No. 99.1
News Release

CMC REPORTS FIRST QUARTER FISCAL 2025 RESULTS

•First quarter net loss of ($175.7) million, or ($1.54) per diluted share including approximately $265.0 million litigation expense, net of estimated tax; adjusted earnings of $88.5 million, or $0.78 per diluted share
•Consolidated core EBITDA of $210.7 million in the first quarter; core EBITDA margin of 11.0%
•Late season construction activity drove year-over-year and sequential growth in North America finished steel shipment volumes; margins pressured by declines in average steel and downstream product pricing
•North America downstream backlog volumes stable on a year-over-year basis; pipeline of potential future projects remains strong
•Continued disciplined execution of strategic growth plan, including organic growth investments and operational and commercial excellence program (“TAG”), which are expected to provide financial benefits in fiscal 2025
•Generated $213.0 million of cash flow from operating activities in the first quarter, equal to 101% of consolidated core EBITDA; returned $71.0 million in cash to shareholders through dividends and share buybacks

Irving, TX - January 6, 2025 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal first quarter ended November 30, 2024. First quarter net loss was ($175.7) million, or ($1.54) per diluted share, on net sales of $1.9 billion, compared to prior year period net earnings of $176.3 million, or $1.49 per diluted share, on net sales of $2.0 billion.

During the first quarter of fiscal 2025, the Company recorded an estimated net after-tax charge of $265.0 million to reflect a verdict reached in litigation. Excluding this charge, first quarter adjusted earnings were $88.5 million, or $0.78 per diluted share, compared to adjusted earnings of $176.3 million, or $1.49 per diluted share, in the prior year period. "Adjusted EBITDA," "core EBITDA," "core EBITDA margin," "adjusted earnings" and "adjusted earnings per diluted share" are non-GAAP financial measures. Details, including a reconciliation of each such non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP, can be found in the financial tables that follow.

Peter Matt, President and Chief Executive Officer, said, “The CMC team executed well across multiple fronts during the first quarter, including a near-record safety performance and effective cost management across our operational footprint. Financial results continued to be hindered by economic uncertainty that has weighed on new construction activity, pressuring steel pricing and margins. We remain confident that this weaker demand environment will be temporary as we expect the underlying drivers across infrastructure, non-residential and residential end markets will provide multiyear support for our business. Our downstream bid levels and several key

(CMC First Quarter Fiscal 2025 - 2)

external indicators continue to evidence a robust pipeline of potential future projects that should translate into construction activity in the coming quarters."

Mr. Matt added, "I am encouraged by the progress being made in the implementation of our operational and commercial excellence program - Transform, Advance, and Grow (TAG). This effort is a key component of our long-term strategic plan and is expected to drive value creation by helping CMC to achieve higher through-the-cycle margins and enhanced efficiencies across the organization. We are seeing strong early results from several recently launched TAG initiatives, which give me confidence that the program will begin to provide financial benefits in fiscal 2025."
The Company's balance sheet and liquidity position remained strong. As of November 30, 2024, cash and cash equivalents totaled $856.1 million, with available liquidity of nearly $1.7 billion. During the quarter, CMC repurchased 919,481 shares of common stock valued at $50.4 million in the aggregate. As of November 30, 2024, $353.4 million remained available under the current share repurchase authorization.

On January 2, 2025, the board of directors declared a quarterly dividend of $0.18 per share of CMC common stock payable to stockholders of record on January 16, 2025, representing an increase of approximately 13% on a year-over-year basis. The dividend to be paid on January 30, 2025, marks the 241st consecutive quarterly payment by the Company.

Business Segments - Fiscal First Quarter 2025 Review
Demand for CMC’s products in North America was strong during the quarter, supported by late season construction activity across several geographical regions as job sites worked to make up for days lost to weather disruptions earlier in calendar 2024. Shipments of finished steel products increased by 4.4% relative to the prior year period. The construction pipeline of potential future projects remained healthy as indicated by CMC’s downstream bidding activity and the Dodge Momentum Index, which measures the value of projects entering the planning phase. Downstream backlog volumes were stable on a year-over-year basis. Shipments of merchant products (MBQ) grew compared to the first quarter of fiscal 2024 as our ability to serve West Coast customers from our Arizona 2 micro mill facility increased.

Adjusted EBITDA for the North America Steel Group decreased to $188.2 million in the first quarter of fiscal 2025 from $266.8 million in the prior year period. The earnings reduction was driven by lower margins over scrap costs on steel products and downstream products. The adjusted EBITDA margin for the North America Steel Group of 12.4% declined from 16.8% in the first quarter of fiscal 2024.

European market conditions in the first quarter were similar to recent periods. Long-steel consumption remained substantially below historical levels. The beneficial impact of improving Polish demand in certain end

(CMC First Quarter Fiscal 2025 - 3)

market applications and regional supply discipline has been largely offset by increased import flows from neighboring nations that have sought an outlet for product not consumed within their home markets. The Europe Steel Group reported adjusted EBITDA of $25.8 million, which includes a $44.1 million annual CO2 credit associated with a government program that extends to 2030. Excluding this credit, financial results deteriorated modestly compared to the prior two quarters due to metal margin compression driven by high import volumes. Within this difficult market environment, the Europe Steel Group has executed on an extensive cost management program that has meaningfully reduced controllable costs. Controllable costs per ton during the first quarter of 2025 declined from the prior year period, excluding energy credits and rebates, despite a nearly 9% reduction in shipment volumes.

Emerging Businesses Group first quarter net sales of $169.4 million decreased by 4.4% compared to the prior year period, while adjusted EBITDA for the segment of $22.7 million was down 26.6% a year-over-year basis. Results were negatively impacted by an increased sales mix of lower margin products and several large project delays within CMC's Tensar division, which are now expected to commence later in fiscal 2025. Additionally, a slowing truck and trailer market has hampered earnings within CMC's Impact Metals business. Strong project related shipments of performance reinforcing steel and healthy activity levels in our Construction Services business helped to offset some of this weakness. Indications of future market conditions remained encouraging during the quarter with pipeline measures such as project quotes and backlog at healthy levels. Adjusted EBITDA margin of 13.4% was down 400 basis points compared to the prior year period.

During the first quarter, a jury in California reached a verdict in a lawsuit filed by Pacific Steel Group against CMC and certain subsidiaries. Pacific Steel Group claimed, among other things, various restraints on trade by CMC. A trial on Pacific Steel Group’s claims concluded with a verdict and judgment in favor of Pacific Steel Group in the amount of $110 million, which was subsequently trebled as a matter of law. As a result of this judgment, a $350.0 million provision was recorded in the first quarter fiscal 2025 results. CMC is confident in how it conducts its business practices and is deeply disappointed in the outcome of the trial. CMC will be pursuing all reasonably available avenues to appeal the verdict and judgment.

Outlook
Mr. Matt said, “We expect consolidated financial results in our second quarter of fiscal 2025 to decline from the first quarter level. Finished steel shipments within the North America Steel Group are anticipated to follow normal seasonal trends, while adjusted EBITDA margin is expected to decrease sequentially on lower margins over scrap cost on steel and downstream products. Adjusted EBITDA for our Europe Steel Group should be in line with the prior year second quarter as stringent cost management efforts continue to offset a weak market environment. Financial results for the Emerging Businesses Group are anticipated to be impacted by normal seasonality.”

(CMC First Quarter Fiscal 2025 - 4)

Mr. Matt concluded, “We are very encouraged by our recent conversations with customers and the optimism they have voiced about the coming quarters. Key indicators of the construction pipeline also point in a positive direction. Outside of construction, measures of both big and small business confidence have improved significantly over the last two months. The palpable shift in sentiment gives us confidence that current softness is transient and that we should soon enter a period of renewed strength in our core markets.”

Conference Call
CMC invites you to listen to a live broadcast of its first quarter fiscal 2025 conference call today, Monday, January 6, 2025, at 11:00 a.m. ET. Peter Matt, President and Chief Executive Officer, and Paul Lawrence, Senior Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under "Investors."

About CMC
CMC is an innovative solutions provider helping build a stronger, safer, and more sustainable world. Through an extensive manufacturing network principally located in the United States and Central Europe, we offer products and technologies to meet the critical reinforcement needs of the global construction sector. CMC’s solutions support construction across a wide variety of applications, including infrastructure, non-residential, residential, industrial, and energy generation and transmission.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws with respect to general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies and growth provided by acquisitions and strategic investments, demand for our products, shipment volumes, metal margins, the ability to operate our steel mills at full capacity, future availability and cost of supplies of raw materials and energy for our operations, growth rates in certain reportable segments, product margins within our Emerging Businesses Group segment, share repurchases, legal proceedings, construction activity, international trade, the impact of geopolitical conditions, capital expenditures, tax credits, our liquidity and our ability to satisfy future liquidity requirements, estimated contractual obligations, the expected capabilities and benefits of new facilities, the anticipated benefits and timeline for execution of our growth plan and initatives and our expectations or beliefs concerning future events. The statements in this release that are not historical statements, are forward-looking statements. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "future," "intends," "may," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts," "outlook" or other similar words or phrases, as well as by discussions of strategy, plans or intentions.

(CMC First Quarter Fiscal 2025 - 5)

The Company's forward-looking statements are based on management’s expectations and beliefs as of the time this news release was prepared. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in our filings with the Securities and Exchange Commission, including, but not limited to, in Part I, Item 1A, "Risk Factors" of our annual report on Form 10-K for the fiscal year ended August 31, 2024, as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of downstream contracts within our vertically integrated steel operations due to rising commodity pricing; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; the impact of geopolitical conditions, including political turmoil and volatility, regional conflicts, terrorism and war on the global economy, inflation, energy supplies and raw materials; increased attention to environmental, social and governance ("ESG") matters, including any targets or other ESG, environmental justice or regulatory initiatives; operating and startup risks, as well as market risks associated with the commissioning of new projects could prevent us from realizing anticipated benefits and could result in a loss of all or a substantial part of our investments; impacts from global public health crises on the economy, demand for our products, global supply chain and on our operations; compliance with and changes in existing and future laws, regulations and other legal requirements and judicial decisions that govern our business, including increased environmental regulations associated with climate change and greenhouse gas emissions; involvement in various environmental matters that may result in fines, penalties or judgments; evolving remediation technology, changing regulations, possible third-party contributions, the inherent uncertainties of the estimation process and other factors that may impact amounts accrued for environmental liabilities; potential limitations in our or our customers' abilities to access credit and non-compliance with their contractual obligations, including payment obligations; activity in repurchasing shares of our common stock under our share repurchase program; financial and non-financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our ability to successfully identify, consummate and integrate acquisitions and realize any or all of the anticipated synergies or other benefits of acquisitions; the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third-party consents and approvals; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; the impact of goodwill or other indefinite-lived intangible asset impairment charges; the impact of long-lived asset impairment charges; currency fluctuations; global factors, such as trade measures, military conflicts and political uncertainties, including changes to current trade regulations, such as

(CMC First Quarter Fiscal 2025 - 6)

Section 232 trade tariffs and quotas, tax legislation and other regulations which might adversely impact our business; availability and pricing of electricity, electrodes and natural gas for mill operations; our ability to hire and retain key executives and other employees; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; our ability to make necessary capital expenditures; availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance; unexpected equipment failures; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks, including those related to the PSG litigation and other legal proceedings discussed in Note 12, Commitments and Contingencies, in Part I, Item 1, Financial Statements and in Part II, Item 1, Legal Proceedings of this Form 10-Q; risk of injury or death to employees, customers or other visitors to our operations; and civil unrest, protests and riots.

(CMC First Quarter Fiscal 2025 - 7)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES FINANCIAL & OPERATING STATISTICS (UNAUDITED)
	Three Months Ended
(in thousands, except per ton amounts)	11/30/2024	8/31/2024	5/31/2024	2/29/2024	11/30/2023
North America Steel Group
Net sales to external customers	$1,518,637	$1,559,520	$1,671,358	$1,486,202	$1,592,650
Adjusted EBITDA	188,205	210,932	246,304	222,294	266,820
Adjusted EBITDA margin	12.4%	13.5%	14.7%	15.0%	16.8%

External tons shipped
Raw materials	339	360	371	347	374
Rebar	549	522	520	460	522
Merchant bar and other	241	237	244	234	230
Steel products	790	759	764	694	752
Downstream products	356	361	371	316	346

Average selling price per ton
Raw materials	$874	$866	$970	$880	$783
Steel products	812	843	891	905	892
Downstream products	1,259	1,311	1,330	1,358	1,389

Cost of raw materials per ton	$677	$664	$717	$658	$578
Cost of ferrous scrap utilized per ton	$323	$321	$353	$379	$343

Steel products metal margin per ton	$489	$522	$538	$526	$549

Europe Steel Group
Net sales to external customers	$209,407	$222,085	$208,806	$192,500	$225,175
Adjusted EBITDA	25,839	(3,622)	(4,192)	(8,611)	38,942
Adjusted EBITDA margin	12.3%	(1.6)%	(2.0)%	(4.5)%	17.3%

External tons shipped
Rebar	107	98	80	64	122
Merchant bar and other	206	221	217	211	221
Steel products	313	319	297	275	343

Average selling price per ton
Steel products	$639	$667	$681	$673	$633

Cost of ferrous scrap utilized per ton	$370	$383	$389	$394	$365

Steel products metal margin per ton	$269	$284	$292	$279	$268

Emerging Businesses Group
Net sales to external customers	$169,415	$195,571	$188,593	$155,994	$177,239
Adjusted EBITDA	22,660	42,519	38,220	17,929	30,862
Adjusted EBITDA margin	13.4%	21.7%	20.3%	11.5%	17.4%

(CMC First Quarter Fiscal 2025 - 8)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES BUSINESS SEGMENTS (UNAUDITED)
	Three Months Ended
(in thousands)	11/30/2024	8/31/2024	5/31/2024	2/29/2024	11/30/2023
Net sales to external customers
North America Steel Group	$1,518,637	$1,559,520	$1,671,358	$1,486,202	$1,592,650
Europe Steel Group	209,407	222,085	208,806	192,500	225,175
Emerging Businesses Group	169,415	195,571	188,593	155,994	177,239
Corporate and Other	12,143	18,973	9,728	13,591	7,987
Total net sales to external customers	$1,909,602	$1,996,149	$2,078,485	$1,848,287	$2,003,051

Adjusted EBITDA
North America Steel Group	$188,205	$210,932	$246,304	$222,294	$266,820
Europe Steel Group	25,839	(3,622)	(4,192)	(8,611)	38,942
Emerging Businesses Group	22,660	42,519	38,220	17,929	30,862
Corporate and Other	(386,245)	(25,189)	(37,070)	(34,512)	(30,987)
Total adjusted EBITDA	$(149,541)	$224,640	$243,262	$197,100	$305,637

(CMC First Quarter Fiscal 2025 - 9)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) (UNAUDITED)
	Three Months Ended November 30,
(in thousands, except share and per share data)	2024	2023
Net sales	$1,909,602	$2,003,051
Costs and operating expenses:
Cost of goods sold	1,601,722	1,604,068
Selling, general and administrative expenses	177,858	162,532
Interest expense	11,322	11,756
Litigation expense	350,000	—
Net costs and operating expenses	2,140,902	1,778,356
Earnings (loss) before income taxes	(231,300)	224,695
Income tax expense (benefit)	(55,582)	48,422
Net earnings (loss)	$(175,718)	$176,273

Earnings (loss) per share:
Basic	$(1.54)	$1.51
Diluted	(1.54)	1.49

Cash dividends per share	$0.18	$0.16
Average basic shares outstanding	114,053,455	116,771,939
Average diluted shares outstanding	114,053,455	118,354,913

(CMC First Quarter Fiscal 2025 - 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)	November 30, 2024	August 31, 2024
Assets
Current assets:
Cash and cash equivalents	$856,104	$857,922
Accounts receivable (less allowance for doubtful accounts of $3,254 and $3,494)	1,106,139	1,158,946
Inventories, net	960,088	971,755
Prepaid and other current assets	294,588	285,489
Assets held for sale	1,204	18,656
Total current assets	3,218,123	3,292,768
Property, plant and equipment, net	2,612,836	2,577,136
Intangible assets, net	227,153	234,869
Goodwill	384,249	385,630
Other noncurrent assets	330,038	327,436
Total assets	$6,772,399	$6,817,839
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$323,492	$350,550
Accrued contingent litigation-related loss	350,000	—
Other accrued expenses and payables	453,377	445,514
Current maturities of long-term debt	38,561	38,786
Total current liabilities	1,165,430	834,850
Deferred income taxes	200,056	276,908
Other noncurrent liabilities	243,080	255,222
Long-term debt	1,148,536	1,150,835
Total liabilities	2,757,102	2,517,815
Stockholders' equity:
Common stock, par value $0.01 per share; authorized 200,000,000 shares; issued 129,060,664 shares; outstanding 113,919,151 and 114,104,057 shares	1,290	1,290
Additional paid-in capital	384,782	407,232
Accumulated other comprehensive loss	(121,855)	(85,952)
Retained earnings	4,307,613	4,503,885
Less treasury stock, 15,141,513 and 14,956,607 shares at cost	(556,781)	(526,679)
Stockholders' equity	4,015,049	4,299,776
Stockholders' equity attributable to non-controlling interests	248	248
Total stockholders' equity	4,015,297	4,300,024
Total liabilities and stockholders' equity	$6,772,399	$6,817,839

(CMC First Quarter Fiscal 2025 - 11)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Three Months Ended November 30,
(in thousands)	2024	2023
Cash flows from (used by) operating activities:
Net earnings (loss)	$(175,718)	$176,273
Adjustments to reconcile net earnings (loss) to net cash flows from operating activities:
Depreciation and amortization	70,437	69,186
Stock-based compensation	10,232	8,059
Write-down of inventory	8,950	10,655
Deferred income taxes and other long-term taxes	(76,940)	21,343
Litigation expense	350,000	—
Other	(185)	1,102
Changes in operating assets and liabilities	26,248	(25,558)
Net cash flows from operating activities	213,024	261,060
Cash flows from (used by) investing activities:
Capital expenditures	(118,187)	(66,991)
Proceeds from the sale of property, plant and equipment	5,167	—
Other	(467)	518
Net cash flows used by investing activities	(113,487)	(66,473)
Cash flows from (used by) financing activities:
Repayments of long-term debt	(10,940)	(9,276)
Debt issuance costs	(38)	—
Proceeds from accounts receivable facilities	13,303	9,421
Repayments under accounts receivable facilities	(13,303)	(17,471)
Treasury stock acquired	(50,417)	(28,408)
Tax withholdings related to share settlements, net of purchase plans	(19,560)	(19,535)
Dividends	(20,554)	(18,748)
Net cash flows used by financing activities	(101,509)	(84,017)
Effect of exchange rate changes on cash	(695)	819
Increase (decrease) in cash, restricted cash, and cash equivalents	(2,667)	111,389
Cash, restricted cash and cash equivalents at beginning of period	859,555	595,717
Cash, restricted cash and cash equivalents at end of period	$856,888	$707,106

Supplemental information:
Cash paid (refund received) for income taxes	$(3,031)	$1,398
Cash paid for interest	11,270	10,888

Cash and cash equivalents	$856,104	$704,603
Restricted cash	784	2,503
Total cash, restricted cash and cash equivalents	$856,888	$707,106

(CMC First Quarter Fiscal 2025 - 12)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with U.S. generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measure are provided below.

Adjusted EBITDA, core EBITDA, core EBITDA margin and adjusted earnings are non-GAAP financial measures. Adjusted earnings per diluted share is defined as adjusted earnings on a diluted per share basis. Core EBITDA margin is defined as core EBITDA divided by net sales. The adjustment “Settlement of New Markets Tax Credit transactions” represents the recognition of deferred revenue from 2016 and 2017 resulting from the Company’s participation in the New Markets Tax Credit program provided for in the Community Renewal Tax Relief Act of 2000 during the development of a micro mill, spooler and T-post shop located in eligible zones as determined by the Internal Revenue Service. In prior periods, the Company included within the definition of core EBITDA, core EBITDA margin, adjusted earnings and adjusted earnings per diluted share an adjustment for “Mill operational commissioning costs” related to the Company’s third micro mill, which was placed into service during the fourth quarter of fiscal 2023. Periods commencing subsequent to February 29, 2024 no longer include an adjustment for mill operational commissioning costs. Accordingly, the Company has recast core EBITDA, core EBITDA margin, adjusted earnings and adjusted earnings per diluted share for all prior periods to conform to this presentation.

Non-GAAP financial measures should be viewed in addition to, and not as alternatives for, the most directly comparable measures derived in accordance with GAAP and may not be comparable to similar measures presented by other companies. However, we believe that the non-GAAP financial measures provide relevant and useful information to management, investors, analysts, creditors and other interested parties in our industry as they allow: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our underlying business operational performance; and (iii) the assessment of period-to-period performance trends. Management uses non-GAAP financial measures to evaluate financial performance and set target benchmarks for annual and long-term cash incentive performance plans.

A reconciliation of net earnings (loss) to adjusted EBITDA and core EBITDA is provided below:

	Three Months Ended
(in thousands)	11/30/2024	8/31/2024	5/31/2024	2/29/2024	11/30/2023
Net earnings (loss)	$(175,718)	$103,931	$119,440	$85,847	$176,273
Interest expense	11,322	12,142	12,117	11,878	11,756
Income tax expense (benefit)	(55,582)	29,819	40,867	31,072	48,422
Depreciation and amortization	70,437	72,190	70,692	68,299	69,186
Asset impairments	—	6,558	146	4	—
Adjusted EBITDA	(149,541)	224,640	243,262	197,100	305,637
Non-cash equity compensation	10,232	9,173	12,846	14,988	8,059
Settlement of New Markets Tax Credit transactions	—	(6,748)	—	—	—
Litigation expense	350,000	$—	$—	$—	$—
Core EBITDA	$210,691	$227,065	$256,108	$212,088	$313,696

Net sales	$1,909,602	$1,996,149	$2,078,485	$1,848,287	$2,003,051
Core EBITDA margin	11.0%	11.4%	12.3%	11.5%	15.7%

(CMC First Quarter Fiscal 2025 - 13)

A reconciliation of net earnings (loss) to adjusted earnings is provided below:

	Three Months Ended
(in thousands, except per share data)	11/30/2024	8/31/2024	5/31/2024	2/29/2024	11/30/2023
Net earnings (loss)	$(175,718)	$103,931	$119,440	$85,847	$176,273
Asset impairments	—	6,558	146	4	—
Settlement of New Markets Tax Credit transactions	—	(6,748)	—	—	—
Litigation expense	350,000	—	—	—	—
Total adjustments (pre-tax)	$350,000	$(190)	$146	$4	$—
Related tax effects on adjustments	(85,750)	40	(31)	(1)	—
Adjusted earnings	$88,532	$103,781	$119,555	$85,850	$176,273
Net earnings (loss) per diluted share	$(1.54)	$0.90	$1.02	$0.73	$1.49
Adjusted earnings per diluted share	$0.78	$0.90	$1.02	$0.73	$1.49

Media Contact:
Susan Gerber
(214) 689-4300